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                                                                   EXHIBIT 23.02



                      Report of Independent Accountants on
                          Financial Statement Schedules


To the Board of Directors
of Plato Learning, Inc.:

Our audits of the consolidated financial statements referred to in our report dated December 3, 2001, except as to Note 15, which is as of December 20, 2001 appearing in the 2001 Annual Report to Shareholders of Plato Learning, Inc. (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the financial statement schedules listed in Item 14(a)(2) of this Form 10-K. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



PricewaterhouseCoopers LLP
Minneapolis, MN
December 3, 2001